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ACME UNITED CORPORATION NEWS RELEASE

CONTACT: Paul G. Driscoll Acme United Corporation 1 Waterview Drive Shelton, CT 06484

Phone: (203) 254-6060

FOR IMMEDIATE RELEASE October 27, 2026

ACME UNITED REPORTS THIRD QUARTER 2026 NET SALES INCREASE OF 18%

SHELTON, CT – October 27, 2026 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the quarter ended September 30, 2026, were $58.0 million compared to $49.1 million for the same period in 2025, an increase of 18%. Excluding sales resulting from the acquisition of the assets of My Medic on January 15, 2026, comparable three-month sales increased 10%. Net sales for the nine months ended September 30, 2026, were $173.0 million, compared to $149.0 million in the same period in 2025, an increase of 16%. Excluding My Medic sales, comparable nine-month sales increased 8%.

Net income was $3.4 million, or $0.80 per diluted share, for the quarter ended September 30, 2026, compared to $1.9 million, or $0.46 per diluted share, for the same period in 2025, an increase of 80% in net income and 74% in diluted earnings per share. Net income for the nine months ended September 30, 2026, was $9.5 million, or $2.29 per diluted share, compared to $8.3 million, or $2.03 per diluted share, for the same period in 2025, an increase of 14% in net income and 13% in diluted earnings per share.

Chairman and CEO, Walter C. Johnsen said, “We had record sales in the quarter, with growth in all our business units and internationally. Back-to-school sales were strong. The My Medic integration is progressing on plan, and we are beginning to receive retail and distribution commitments for its product lines next year.”

The Company applied for and received $6.0 million in IEEPA tariff refunds and in the third quarter of 2026, the Company recognized $4.0 million of the refund as a reduction of cost of goods sold. The remaining $2.0 million was recorded as an accrued liability on the balance sheet as of September 30, 2026. In the third quarter, the Company also recorded $1.0 million of variable compensation expense related to the refund, included in selling,

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general and administrative expenses. Additionally, in the third quarter of 2026, cost of goods sold included $1.8 million of costs accrued in connection with the close of our DMT sharpening facility and the related move of production of the DMT products to more cost-effective facilities in Asia. Net income for the three- and nine-month periods ended September 30, 2026 also included approximately $0.4 million of tax benefits resulting from stock option exercises.

The My Medic business acquired in January 2026, sells tactical, trauma and emergency response products directly to consumers, contributed to sales growth but due to the seasonal nature of the My Medic business there was minimal impact on earnings in the third quarter and the first nine months of 2026. As a direct-to-consumer business, My Medic has historically generated the majority of its profitability in the fourth quarter and we expect this pattern to continue.

Mr. Johnsen continued, “Transportation and many raw materials are increasing in cost. We continue to address these issues by using new robotics in our plants, sourcing very competitively, and consolidating operations. Later this year, we plan to close our DMT plant in Massachusetts and shift production and fulfillment to other locations and offshore. The annual savings from the closure are expected to be more than $1.0 million in 2027.

Mr. Johnsen concluded, “Our balance sheet is strong, and we continue to look for acquisitions that fit our strategic criteria.”

For the third quarter of 2026, net sales in the U.S. segment increased 20% compared to the same period in 2025. For the nine months ended September 30, 2026, net sales in the U.S. segment increased 17% compared to the same period in 2025. The sales increases for the three- and nine-month periods were due to strong sales across all product lines and contribution from the acquisition of the My Medic business.

European net sales for the third quarter of 2026 increased 5% in U.S. dollars and 7% in local currency compared to the third quarter of 2025. Net sales for the nine months ended September 30, 2026, increased 20% in U.S. dollars and 15% in local currency compared to

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the same period of 2025. The sales increases for the three- and nine-month periods were due primarily to higher ecommerce sales and contribution from the line of cutting and sharpening products acquired in Germany on October 1, 2025.

Net sales in Canada for the third quarter of 2026 increased 9% in U.S. dollars and 12% in local currency compared to the same period in 2025. Net sales for the nine-month periods ended September 30, 2026, increased 8% in both U.S. dollars and local currency compared to the same period of 2025. The sales increases for the three- and nine-month periods were due to higher sales of first-aid products.

Gross margin was 45.3% in the third quarter of 2026 versus 39.1% in the comparable period last year. Gross margin for the third quarter included a benefit of approximately 690 basis points from the tariff refund partially offset by approximately 310 basis points related to the DMT facility closure costs. Gross margin was 42.6% for the nine-month period ended September 30, 2026, compared to 39.8% for the same period in 2025. Gross margin for the nine months ended September 30, 2026 included a benefit of approximately 230 basis points from the tariff refund partially offset by approximately 105 basis points related to the DMT closure costs. Excluding the impact of the tariff refund and DMT closure costs, gross margin remained above prior-year levels primarily driven by the inclusion of the new My Medic direct to consumer business.

The Company’s bank debt less cash as of September 30, 2026 was $29.7 million compared to $23.1 million as of September 30, 2025. During the twelve-month period ended September 30, 2026, the Company paid approximately $14.5 million for the acquisition of the assets of My Medic ($18.6 million purchase price less $4.1 million of holdbacks), distributed approximately $2.4 million in dividends on its common stock and purchased the cutting and sharpening line of products in Germany for approximately $1.6 million. During the same period, the Company generated approximately $13.8 million in free cash flow, including $6.0 million in tariff refunds.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Tuesday, October 27, 2026, at 12:00 p.m. ET. To listen or participate in a

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question-and-answer session, dial 877-407-0784. International callers may dial 201-689-8560. The confirmation code is 13763109. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®, First Aid Central®, PhysiciansCare®, Pac-Kit®, Spill Magic®, Westcott®, Clauss®, DMT®, Med-Nap®, Elite First Aid® and My Medic®. For more information, visit www.acmeunited.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements” including statements contained in this release and in other communications by the Company, which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our beliefs as well as assumptions made by and information currently available to us. When used therein this document, words like “may,” “might,” “will,” “expect,” “anticipate,” “believe,” “potential,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from our current expectations.

Forward-looking statements in this release, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that may impact the Company’s business, operations and financial results.

These risks and uncertainties include, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be

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made at any time at the discretion of the Company; (ii) the impact of volatility in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) international trade policies of the United States or foreign governments and their impact on demand for our products and our competitive position, including the imposition of new tariffs, changes in existing tariff rates or the threat of any such action; (iv) the continuing adverse impact of inflation, including product costs, and interest rates; (v) potential adverse effects on the Company, its customers, and suppliers resulting from the conflicts in Ukraine and the Middle East; (vi) additional disruptions in the Company’s supply chains, whether caused by pandemics, natural disasters, including trucker shortages, strikes, port closures or otherwise; (vii) labor related costs the Company has and may continue to incur, including costs of acquiring and training new employees and rising wages and benefits; (viii) currency fluctuations; (ix) the Company’s ability to effectively manage its inventory in a rapidly changing business environment; (x) changes in client needs and consumer spending habits; (xi) the impact of competition; (xii) the impact of technological changes including, specifically, the growth of online marketing and sales activity; and (xiii) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; and (xiv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THIRD QUARTER REPORT 2026
(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	September 30, 2026	September 30, 2025

Net sales	$58,013	$49,063
Cost of goods sold	31,713	29,868
Gross profit	26,300	19,195
Selling, general and administrative expenses	21,837	16,188
Operating income	4,463	3,007
Net interest expense	594	422
Other expense, net	6	146
Income before income tax expense	3,863	2,439
Income tax expense	428	536
Net income	$3,435	$1,903

Shares outstanding - basic	3,909	3,802
Shares outstanding - diluted	4,296	4,168

Earnings per share - basic	$0.88	$0.50
Earnings per share - diluted	0.80	0.46

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THIRD QUARTER REPORT 2026
(Unaudited)

	Nine Months Ended	Nine Months Ended
Amounts in 000's except per share data	September 30, 2026	September 30, 2025

Net sales	$173,030	$149,018
Cost of goods sold	99,257	89,756
Gross profit	73,773	59,262
Selling, general and administrative expenses	60,736	47,438
Operating income	13,037	11,824
Net interest expense	1,613	1,222
Other expense (income), net	17	(44)
Income before income tax expense	11,407	10,646
Income tax expense	1,938	2,338
Net income	$9,469	$8,308

Shares outstanding - basic	3,851	3,781
Shares outstanding - diluted	4,134	4,091

Earnings per share - basic	$2.46	$2.20
Earnings per share - diluted	2.29	2.03

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
THIRD QUARTER REPORT 2026
(Unaudited)

Amounts in $000's
	September 30, 2026	September 30, 2025
Assets
Current assets:
Cash and cash equivalents	$7,944	$5,146
Accounts receivable, net	36,193	30,034
Inventories	69,034	60,163
Prepaid expenses and other current assets	3,718	3,363
Total current assets	116,889	98,706

Property, plant and equipment, net	39,432	38,691

Operating lease right of use asset	9,179	7,261
Intangible assets, less accumulated amortization	32,451	18,476
Goodwill	9,908	9,908
Total assets	$207,859	$173,042

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$10,304	$6,488
Operating lease liability - short term	1,189	1,427
Mortgage payable - short term	467	450
Other current liabilities	18,057	13,722
Total current liabilities	30,017	22,087

Long-term debt	28,090	18,255
Mortgage payable - long term	9,125	9,556
Operating lease liability - long term	8,081	5,900
Deferred income taxes	3,685	1,465
Other non-current liabilities	3,995	15
Total liabilities	82,993	57,278
Total stockholders' equity	124,866	115,764
Total liabilities and stockholders' equity	$207,859	$173,042